Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces
Conversion of Series C Convertible Preferred Stock

Virginia Beach, VA – June 15, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced the conversion of 93,000 shares of its Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock, no par value per share (“Series C Preferred Stock”), into 46,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), effective as of Thursday, June 11, 2015.

The Series C Preferred Stock was issued in connection with the previously announced private placement that the Company completed in March 2015 that resulted in gross proceeds of $90 million and the cancelation of $3.0 million in senior convertible debt. Pursuant to the terms of the Series C Preferred Stock, Wheeler’s common shareholders voted on and approved the conversion of the Series C Preferred Stock at the Company’s annual shareholder meeting on June 4, 2015.

Wheeler’s Chairman and Chief Executive Officer, Jon S. Wheeler stated, “Our goal since day one as a publicly-traded entity has been to grow the business and with the conversion of the Series C Preferred Stock, we have made significant strides in our progress. We believe the registered common shares will increase the Company’s liquidity and market capitalization. In addition, we expect this conversion will enhance awareness of the Company amongst the investment community and potentially broaden our shareholder base. The private placement completed in March 2015 was a transformational event for Wheeler and we have already utilized a portion of the proceeds to purchase properties in our target markets, thereby increasing our net operating income. Since completing the private placement, we have closed on the acquisition of Alex City Marketplace, Butler Square and Brook Run. We believe we acquired these properties at a discount to replacement cost under attractive financing terms and currently have several properties under contract that we anticipate will be acquired for similar terms and that will also contribute to the improvement of our capital structure and growth.”

As of the date of this release, Wheeler has 54,341,196 shares of common stock issued and outstanding.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to contemplated and other potential future property acquisitions, anticipated increase in the Company’s liquidity, market capitalization and net operating income, business operations, benefits from the acquisition of properties, acquisition strategy and its target markets to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com